Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-166756, 333-168161, 333-172979, 333-173757, 333-174879, 333-177486 and 333-180603), in the Registration Statements on Form S-4 (Nos. 333-173415 and 333-186015) and in the Registration Statements on Form S-8 (Nos. 333-168802, 333-169814, 333-171168, 333-177488 and 333-186674) of Magnum Hunter Resources Corporation of our report dated February 29, 2012 relating to the consolidated financial statements and financial statement schedule of Magnum Hunter Resources Corporation and subsidiaries. We also consent to the reference to our firm under the heading “Experts” in such Prospectus and Prospectus Supplements relating to the Registration Statements listed above.

/s/ Hein & Associates LLP
Dallas, Texas
June 14, 2013